March 31, 2023

Dear Jason,

Congratulations! In recognition of your contributions to Vista Outdoor and Sporting Products the Board of Directors of Vista Outdoor has confirmed your promotion to Chief Executive Officer, Sporting Products effective April 1, 2023. As result of your promotion the Management Development and Compensation Committee (“MDCC”) of the Board of Directors of Vista Outdoor has approved a base salary increase for you of 53.3% to $805,000.

Additionally, your target incentive under our Annual Incentive Plan (“AIP”) for Fiscal Year 2024 (“FY24”) will be equal to 100% of your base salary ($805,000 at target). For Fiscal Year 2024, your maximum AIP opportunity will be 200% of your AIP target.

Finally, the MDCC has approved a long-term incentive (“LTI”) award for you under the Vista Outdoor Inc. 2020 Stock Incentive Plan equal $2,660,000. For Fiscal Year 2024, your annual LTI award is comprised of the following mix: 60% Performance Shares and 40% Restricted Stock Units (RSUs):

•RSUs. Vesting of the RSUs will occur in three equal installments on the first, second and third anniversaries of the grant date provided you are employed by Vista Outdoor through the applicable vesting date. The grant date target value of the RSU award is $1,064,000 (40% of the total value of your LTI award). You will be issued RSUs on March 31, 2023, which will be determined by dividing $1,064,000 by the closing price of a share of Vista Outdoor’s common stock on March 31, 2023.

•Performance Shares. The Performance Shares will vest, if at all, after a three-year performance period (April 1, 2023 through March 31, 2026), provided you are employed by Vista Outdoor through the applicable vesting date, with the amount vesting based on actual achievement relative to the performance criteria (50% EPS Growth, 50% Net Sales Growth, and relative Total Shareholder Return will be a modifier) and other factors approved by the MDCC. The grant date target value of the Performance Share award is $1,596,000 (60% of the total value of your LTI award). You will be issued Performance Shares (at target) on March 31, 2023, which will be determined by dividing $1,596,000 by the closing price of a share of Vista Outdoor’s common stock on March 31, 2023. Depending on company performance over the performance period, you can vest ranging from 0% to a maximum of 200% of the Performance Shares awarded.

We believe the LTI award provides you with substantial upside and the ability to participate in our success as we drive results for the business in the years to come.

The annual LTI grants are subject to the terms and conditions set out in the equity plan and your award agreements, both of which will be delivered to you online through E*TRADE, Vista Outdoor’s stock plan administrator. You will receive an email within a week after March 31, 2023 with instructions on how to accept the RSU grants online. In a change compared to last year the MDCC is expected to approve the three-year performance metric targets at the April meeting. You will receive a separate email by mid-April to accept your Performance Share grant that includes the applicable terms and targets.

Vista Outdoor reserves the right, in its discretion, to modify or terminate the AIP or LTI programs at any time, including without limitation adjusting an executive’s AIP or LTI targets, grants or payouts for performance or other reasons. An executive’s participation in our AIP or LTI programs for any year does not entitle the executive to future participation in any future bonus or equity programs.

The terms of this letter do not constitute an employment agreement; your pay and benefits will follow Vista Outdoor’s compensation and benefits programs which are subject to change. All employment at Vista Outdoor is at the mutual will of Vista Outdoor and the employee and either party may terminate the employment relationship at any time and for any reason, with or without cause or notice. The at-will employment relationship cannot be altered, unless it is done so in writing and signed by Board of Directors of Vista Outdoor.

I am excited about the future of Vista Outdoor and the role you will play in delivering value for our shareholders. To confirm acceptance of this promotion, please sign, date, and return to Mike Olin, Director, Compensation at Michael.Olin@VistaOutdoor.com.

Sincerely,
Gary McArthur
Chief Executive Officer (Interim)

Accepted:

3/31/2023
_________________________________ / ________________________________
Jason Vanderbrink                 Date